Forum Energy Technologies Announces
First Quarter 2014 Results
HOUSTON, TEXAS, April 24, 2014 - Forum Energy Technologies, Inc. (NYSE: FET) today announced first quarter 2014 revenue of $404 million compared to $373 million for the first quarter 2013. Net income for the first quarter 2014 was $37 million or $0.38 per diluted share compared to $32 million or $0.34 per diluted share for the prior year period. Included in the first quarter 2014 results were $0.02 per share of non-operational items. Excluding these items, adjusted diluted earnings per share were $0.40. See table I for a reconciliation of GAAP to non-GAAP financial information.
First Quarter Results by Segment
Drilling & Subsea
Drilling & Subsea revenue in the first quarter 2014 was $262 million, an increase of $40 million, or 18%, from the first quarter 2013. The increase was primarily due to the contributions from acquisitions closed in the third quarter 2013, and increased sales for drilling equipment and downhole products. Segment operating income in the first quarter 2014 was $47 million, an increase of $12 million, or 33%, as margins improved for drilling equipment and products.
Production & Infrastructure
Production & Infrastructure revenue in the first quarter 2014 was $143 million, a decrease of $9 million from the first quarter 2013. The segment experienced lower demand for valves and production processing systems over the prior year. Sales for pressure pumping consumable products increased 19% from the prior year period. Segment operating income increased 12% due to the addition of the Global Tubing joint venture acquired in the third quarter 2013.

Review and Outlook
Cris Gaut, Forum’s Chairman and Chief Executive Officer, remarked, "Forum had a good start to 2014 with record revenue of $404 million and improved operating income and margins. Our focus continues to be on driving growth, improving operating performance and increasing our margins.
"We had record orders of $486 million in the first quarter. Drilling & Subsea segment orders increased $61 million sequentially due to higher demand for drilling and subsea equipment and products. The Production

& Infrastructure segment experienced a sequential increase in orders of $38 million for pressure pumping consumable products, valves, and production and processing systems.
"Forum expects diluted earnings per share for the second quarter 2014 of $0.38 to $0.44."

Recent Events
Forum signed a contract with Canyon Offshore to supply three Perry™ XLX Evo 200HP work-class remotely operated vehicle systems and two Dynacon launch and recovery systems.
Forum received an award for pipe handling packages for seven new build land rigs in Latin America, which includes Forum’s Wrangler hydraulic catwalks and FloorHand FH-100 iron roughnecks.

Conference Call Information
Forum's conference call is scheduled for April 25, 2014 at 9:00 AM CDT. During the call, the company intends to discuss first quarter 2014 results. To participate in the earnings conference call, please call 888-713-4199 within North America, or 617-213-4861 outside of North America. The access code is 89813436. The call will also be broadcast through the Investor Relations link on Forum’s website at www.f-e-t.com. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. A replay of the call will be available for two weeks after the call and may be accessed by dialing 888-286-8010 within North America, or 617-801-6888 outside of North America. The access code is 72016549.

Forum Energy Technologies is a global oilfield products company, serving the subsea, drilling, completion, production and infrastructure sectors of the oil and natural gas industry.  The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. With over 3,500 employees, Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe.  For more information, please visit www.f-e-t.com.

Forward Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the company, including any statement about the company's future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, new product development activities, costs and other guidance included in this press release.

These statements are based on certain assumptions made by the company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and gas industry, governmental regulation and taxation of the oil and natural gas industry, the company's ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the company's business, and other important factors that could cause actual results to differ materially from those projected as described in the company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contact
Mark Traylor - Vice President, Investor Relations & Planning
281.368.1108
mark.traylor@f-e-t.com

Media Contact
Donna Smith - Director, Marketing & Communications
281.949.2514
donna.smith@f-e-t.com

Forum Energy Technologies, Inc.
Condensed consolidated statements of income
(Unaudited)

	Three months ended
	March 31,		December 31,
(in millions, except per share information)	2014	2013	2013
Revenue	$403.9	$373.0	$393.7
Total operating expenses	347.8	323.8	340.8
Earnings from equity investment	5.3	—	4.4
Operating income	61.4	49.2	57.3
Other expense
Interest expense	7.8	3.4	7.5
Loss (gain) on foreign exchange and other, net	1.5	(1.5)	1.1
Profit before income taxes	52.1	47.3	48.7
Provision for income tax expense	15.6	15.4	14.1
Net income	36.5	31.9	34.6
Less: Net income attributable to noncontrolling interest	—	—	—
Net income attributable to common stockholders (1)	$36.5	$31.9	$34.6

Weighted average shares outstanding
Basic	92.1	88.5	91.7
Diluted	95.2	94.4	94.9

Earnings per share
Basic	$0.40	$0.36	$0.38
Diluted	$0.38	$0.34	$0.36

(1) Refer to Table 1 for schedule of adjusting items.

Forum Energy Technologies, Inc.
Condensed consolidated balance sheets
(Unaudited)

(in millions of dollars)	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$67.0	$39.6
Other current assets	790.5	769.9
Total current assets	857.5	809.5
Property and equipment, net of accumulated depreciation	180.1	180.3
Goodwill and other intangibles, net	1,087.1	1,097.7
Investment in unconsolidated subsidiary	65.6	60.3
Other long-term assets	20.4	21.1
Total assets	$2,210.7	$2,168.9
Liabilities and Equity
Current liabilities
Current portion of long-term debt	$1.0	$1.0
Other current liabilities	248.2	218.9
Total current liabilities	249.2	219.9
Long-term debt, net of current portion	476.6	512.1
Other long-term liabilities	107.5	105.9
Total liabilities	833.3	837.9
Total stockholders’ equity	1,376.8	1,330.4
Noncontrolling interest in subsidiary	0.6	0.6
Total equity	1,377.4	1,331.0
Total liabilities and equity	$2,210.7	$2,168.9

Forum Energy Technologies, Inc.
Condensed consolidated cash flow information
(Unaudited)
	Three Months Ended March 31,
(in millions of dollars)	2014	2013
Cash flows from operating activities
Net income	$36.5	$31.9
Depreciation and amortization	15.9	13.9
Other, primarily working capital	10.5	(17.3)
Net cash provided by operating activities	$62.9	$28.5
Cash flows from investing activities
Capital expenditures for property and equipment	$(11.1)	$(10.1)
Proceeds from sale of business, property and equipment and other	6.7	(1.3)
Net cash used in investing activities	$(4.4)	$(11.4)
Cash flows from financing activities
Borrowings of long-term debt, including borrowings due to acquisitions	$—	$9.9
Repayment of long-term debt	(35.5)	(42.0)
Other	4.6	3.1
Net cash provided by (used in) financing activities	$(30.9)	$(29.0)
Effect of exchange rate changes on cash	(0.2)	(2.3)
Net decrease in cash and cash equivalents	$27.4	$(14.2)

Forum Energy Technologies, Inc.
Supplemental schedule - Segment information
(Unaudited)

	As Reported			As Adjusted (5)
	Three months ended			Three months ended
(in millions of dollars)	March 31, 2014	March 31, 2013	December 31, 2013	March 31, 2014	March 31, 2013	December 31, 2013
Revenue
Drilling & Subsea	$261.7	$221.9	$261.3	$261.7	$221.9	$261.3
Production & Infrastructure	142.6	151.2	132.6	142.6	151.2	132.6
Eliminations	(0.4)	(0.1)	(0.2)	(0.4)	(0.1)	(0.2)
Total revenue	$403.9	$373.0	$393.7	$403.9	$373.0	$393.7

Operating income
Drilling & Subsea	$47.0	$35.2	$45.2	$47.0	$35.2	$46.2
Operating income margin %	18.0%	15.9%	17.3%	18.0%	15.9%	17.7%
Production & Infrastructure (1)	23.9	21.4	20.9	23.9	21.4	21.1
Operating income margin %	16.8%	14.2%	15.7%	16.8%	14.2%	15.9%
Corporate	(8.7)	(7.2)	(7.9)	(8.7)	(7.2)	(7.9)
Total Segment operating income	62.2	49.4	58.2	62.2	49.4	59.4
Other items not in segment operating income (2)	(0.8)	(0.2)	(0.9)	0.1	(0.2)	(0.4)
Total operating income	$61.4	$49.2	$57.3	$62.3	$49.2	$59.0
Operating income margin %	15.2%	13.2%	14.6%	15.4%	13.2%	15.0%

EBITDA (3)
Drilling & Subsea	$58.1	$46.7	$56.2	$58.9	$45.2	$58.1
Percentage of D&S revenue %	22.2%	21.0%	21.5%	22.5%	20.4%	22.2%
Production & Infrastructure	26.1	24.7	24.0	26.8	24.8	24.5
Percentage of P&I revenue %	18.3%	16.3%	18.1%	18.8%	16.4%	18.5%
Corporate	(7.5)	(6.8)	(6.9)	(7.5)	(6.8)	(6.9)
Other items (4)	(0.9)	—	(0.5)	—	—	—
Total EBITDA	$75.8	$64.6	$72.8	$78.2	$63.2	$75.7
Percentage of total revenue %	18.8%	17.3%	18.5%	19.4%	16.9%	19.2%

(1) Includes earnings from equity investment.
(2) Includes transaction expenses, loss on sale of business and gain/(loss) on sale of assets.
(3) The Company believes that the presentation of EBITDA is useful to the Company's investors because EBITDA is an appropriate measure of evaluating the company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community. See the attached separate schedule for the reconciliation of GAAP to non-GAAP financial information.

(4) Includes transaction expenses and loss on sale of business.
(5) Refer to Table 1 for schedule of adjusting items.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)

Table 1 - Adjusting items
	Three months ended
	March 31, 2014			March 31, 2013			December 31, 2013
(in millions, except per share information)	Operating income	EBITDA (1)	Diluted EPS	Operating income	EBITDA (1)	Diluted EPS	Operating income	EBITDA (1)	Diluted EPS
As reported	$61.4	$75.8	$0.38	$49.2	$64.6	$0.34	$57.3	$72.8	$0.36
% of revenue	15.2%	18.8%		13.2%	17.3%		14.6%	18.5%
Restructuring charges	—	—		—	—		1.2	1.2
Transaction expenses	0.1	0.1		—	—		0.5	0.5
Loss on sale of business	0.8	0.8
Loss (gain) on foreign exchange, net (2)	—	1.5		—	(1.4)		—	1.2
As adjusted (1)	$62.3	$78.2	$0.40	$49.2	$63.2	$0.33	$59.0	$75.7	$0.39
% of revenue	15.4%	19.4%		13.2%	16.9%		15.0%	19.2%

(1) The Company believes that the presentation of EBITDA, adjusted EBITDA, adjusted operating income and adjusted Diluted EPS is useful to the Company's investors because (i) EBITDA is an appropriate measure of evaluating the Company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions and (ii) each of adjusted EBITDA, adjusted operating income and adjusted Diluted EPS is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company's normal operating results. In addition, EBITDA is a widely used benchmark in the investment community. See the attached separate schedule for the reconciliation of GAAP to non-GAAP financial information.

(2) Loss (gain) on foreign exchange, net primarily relates to the translation of U.S. dollar denominated receivables for reporting purposes only and have no economic impact in dollar terms.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)
	Three months ended
(in millions of dollars)	March 31, 2014	March 31, 2013	December 31, 2013
EBITDA reconciliation (1)
Net income attributable to common stockholders	$36.5	$31.9	$34.6
Interest expense	7.8	3.4	7.5
Depreciation and amortization	15.9	13.9	16.6
Income tax expense	15.6	15.4	14.1
EBITDA	$75.8	$64.6	$72.8

(1) The Company believes that the presentation of EBITDA is useful to the Company's investors because EBITDA is an appropriate measure of evaluating the company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community.